UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement.
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☐	Soliciting Material Pursuant to § 240.14a-12.

BLUEBAY DESTRA INTERNATIONAL EVENT-DRIVEN CREDIT FUND

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BlueBay Destra International Event-Driven Credit Fund

WE TRULY NEED YOUR VOTE! AS SOON AS YOU VOTE, ALL REMINDERS WILL END.

January 8, 2026

Dear Valued Shareholder,

We apologize for reaching out again - please know that we would not be contacting you unless your vote was vital. The Special Shareholder Meeting of the BlueBay Destra International Event-Driven Credit Fund (the “Fund”), which was originally scheduled to take place on December 9th, 2025, has unfortunately been adjourned for a THIRD time until January 22nd, 2026 due shareholders not voting. To date, an overwhelming majority of the votes cast are in favor of the proposals – we simply do not have enough people voting to hit the requisite level.

Simply casting ANY vote on each of the below proposals - whether voting For, Against or Abstain would be extremely helpful and will take less than 2 minutes of your time.

Your financial advisor, while they may have discretion over your investments, does not vote on your behalf, which is why this email is coming to YOU! Our records indicate you have one or more accounts that have still yet to be voted; therefore, we are asking you to please take a moment now to submit your vote on the following proposals using the link provided in this email:

1.	To approve a new investment sub-advisory agreement to allow the sub-advisor to utilize services of its U.S. based affiliate.

2.	To approve the reclassification of the Fund from diversified to non-diversified to better position the portfolio for strategic opportunities and align more closely with its long-term investment objectives.

A brief summary of the proposals can be found here: www.OkapiVote.com/BlueBaySummary

The full proxy statement can be found here: www.OkapiVote.com/BlueBayDestra

If you have any questions or need assistance voting your shares, please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at: (855) 305-0856 or by email at: BlueBay@okapipartners.com.